As filed with the Securities and Exchange Commission on July 22, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKULLCANDY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-2362196
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1441 West Ute Boulevard, Suite 250

Park City, Utah 84098

(Address of Principal Executive Offices including Zip Code)

Skullcandy, Inc. Amended and Restated 2005 Stock Plan

Skullcandy, Inc. 2008 Equity Incentive Plan

Skullcandy, Inc. 2011 Incentive Award Plan

(Full Title of the Plan)

Mitch Edwards Skullcandy, Inc. 1441 West Ute Boulevard, Suite 250 Park City, Utah 84098 (435) 940-1545	Copy To: B. Shayne Kennedy Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share:
Amended and Restated 2005 Stock Plan	442,904(2)	$ 2.91(3)	$ 1,288,851	$150
2008 Equity Incentive Plan	3,037,034(4)	$ 9.57(5)	$29,064,415	$3,375
2011 Incentive Award Plan	2,352,000(6)	$20.00(7)	$47,040,000	$5,462
TOTAL:	5,831,938		$77,393,266	$8,987

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Skullcandy, Inc.

Amended and Restated 2005 Stock Plan (the “2005 Plan”), the Skullcandy, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) and the Skullcandy, Inc. 2011 Incentive Award Plan (the “2011 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s common stock.

(2)	Represents 442,904 shares of common stock subject to outstanding awards under the 2005 Plan as of July 19, 2011. Any such shares of common stock that are subject to awards outstanding under the 2005 Plan as of the effective date of the 2011 Plan which are forfeited or lapse unexercised will be available for future issuance under the 2011 Plan. See footnote 6 below.

(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $2.91 per share for outstanding awards granted under the 2005 Plan.

(4)	Represents 3,037,034 shares of common stock subject to outstanding awards under the 2008 Plan as of July 19, 2011. Any such shares of common stock that are subject to awards outstanding under the 2008 Plan as of the effective date of the 2011 Plan which are forfeited or lapse unexercised will be available for future issuance under the 2011 Plan. See footnote 6 below.

(5)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $9.57 per share for outstanding awards granted under the 2008 Plan.

(6)	Represents 1,390,690 shares of common stock subject to outstanding awards under the 2011 Plan and 961,310 shares of common stock available for future issuance under the 2011 Plan as of July 19, 2011. In addition to the 2,352,000 shares of common stock registered directly under the 2011 Plan, to the extent that awards outstanding under the 2005 Plan or 2008 Plan as of the effective date of the 2011 Plan are forfeited or lapse unexercised and, in any case, are not issued under the 2005 Plan or 2008 Plan, the shares of common stock subject to such awards will be available for future issuance under awards granted pursuant to the 2011 Plan (up to a maximum of 3,479,938 additional shares). See footnotes 2 and 4 above.

(7)	With respect to shares available for future issuance, estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share is $20.0, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated July 19, 2011 relating to its initial public offering.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Skullcandy, Inc. is sometimes referred to as “the Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on July 19, 2011, relating to the registration statement on Form S-1, as amended (Registration No. 333-171923), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-35240), filed by the Registrant with the SEC under Section 12(b)

of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 14, 2011, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our bylaws provide for indemnification of the officers and directors to the full extent permitted by the DGCL.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our amended and restated certificate of incorporation or amended and restated bylaws.

We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our amended and restated certificate of incorporation or amended and restated bylaws.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document

4.1***	Form of Stock Certificate

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this registration statement)

99.1*	Amended and Restated Skullcandy, Inc. 2005 Stock Plan

99.2*	Skullcandy, Inc. 2008 Equity Incentive Plan

99.3***	Skullcandy, Inc. 2011 Incentive Award Plan

*	Incorporated by reference to our Registration Statement on Form S-1, filed on January 28, 2011 (No. 333-171923).
**	Incorporated by reference to Amendment No. 3 to our Registration Statement on Form S-1, filed on June 1, 2011 (No. 333-171923).
***	Incorporated by reference to Amendment No. 4 to our Registration Statement on Form S-1, filed on July 6, 2011 (No. 333-171923).

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on this 22nd day of July, 2011.

SKULLCANDY, INC.

By:	/s/ Mitch Edwards
Mitch Edwards Chief Financial Officer and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mitch Edwards with full power of substitution and full power to act as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title

/s/ Jeremy Andrus	President, Chief Executive Officer and Director
Jeremy Andrus

/s/ Mitch Edwards	Chief Financial Officer (Principal Accounting and Financial Officer) and General Counsel
Mitch Edwards

/s/ Jeff Kearl	Chairman of the Board
Jeff Kearl

/s/ Rick Alden	Director
Rick Alden

/s/ Doug Collier	Director
Doug Collier

/s/ Scott Olivet	Director
Scott Olivet

/s/ Greg Warnock	Director
Greg Warnock

INDEX TO EXHIBITS

Exhibit No.	Description of Document

4.1***	Form of Stock Certificate

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this registration statement)

99.1*	Amended and Restated Skullcandy, Inc. 2005 Stock Plan

99.2*	Skullcandy, Inc. 2008 Equity Incentive Plan

99.3***	Skullcandy, Inc. 2011 Incentive Award Plan

*	Incorporated by reference to our Registration Statement on Form S-1, filed on January 28, 2011 (No. 333-171923).
**	Incorporated by reference to Amendment No. 3 our Registration Statement on Form S-1, filed on June 1, 2011 (No. 333-171923).
***	Incorporated by reference to Amendment No. 4 to our Registration Statement on Form S-1, filed on July 6, 2011 (No. 333-171923).